SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 10, 2002

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State of incorporation or organization)

0-19292	03-0300793

(Commission File Number)	(I.R.S. Employer Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (561) 912-8000

Item 5. Other Events

     On April 10, 2002, Levitt Companies, LLC (“Levitt”), a subsidiary of BankAtlantic Bancorp., Inc. (“BBC”), advised Bluegreen Corporation (the “Company”) that Levitt had acquired in private transactions (i) actual or beneficial ownership of an aggregate of approximately 5,882,353 shares of the Company’s outstanding company stock from Morgan Stanley Real Estate Fund III, L.P., Morgan Stanley Real Estate Investors III, L.P., MSP Real Estate Fund, L.P. and MSREF III Special Fund, L.P., funds which are affiliates of Morgan Stanley Dean Witter & Co., Inc. (collectively, “Morgan Stanley”), and (ii) an aggregate of approximately 2,434,972 shares of the Company’s outstanding common stock from Grace Brothers, Ltd. and Bradford T. Whitmore, individually (collectively with Grace Brothers, Ltd, the “Grace Sellers”). Of the shares acquired from Morgan Stanley, 5,548,416 shares were transferred to Levitt on April 10, 2002, with the remaining 333,937 shares to be transferred to Levitt on or before June 14, 2002. Based on a Schedule 13D filed by Levitt with the Securities and Exchange Commission on April 22, 2002, as a result of these purchases, Levitt and BBC owned an aggregate of approximately 39.2% of the Company’s issued and outstanding shares, consisting of 4.8% of the Company’s issued and outstanding shares owned of record by BBC and 34.2% beneficially owned by Levitt.

     Also on April 10, 2002, four representatives of the selling stockholders resigned from the Company’s Board of Directors. The Board members who resigned were Bradford T. Whitmore of Grace Brothers, Ltd. and John B. Buza, Michael J. Franco and Joseph M. Zuber, all of Morgan Stanley.

     On August 14, 1998, the Company entered into a Securities Purchase Agreement (the “MS Purchase Agreement”) with Morgan Stanley pursuant to which Morgan Stanley purchased an aggregate of approximately 5.88 million shares of common stock. The MS Purchase Agreement provided Morgan Stanley and its “permitted transferees” (as defined in the agreement) with various rights and protections, including the right to elect two members to the Company’s Board of Directors, for so long as Morgan Stanley and its permitted transferees owned in the aggregate at least a specified percentage of the shares issued to Morgan Stanley under the MS Purchase Agreement. Under the MS Purchase Agreement, Morgan Stanley agreed to vote all of its shares for the election of management’s slate to the Board of Directors. Morgan Stanley has sold or agreed to sell all of the shares it acquired under the MS Purchase Agreement to Levitt. Morgan Stanley has advised the Company that Levitt is not an affiliate, or “permitted transferee”, of Morgan Stanley for purposes of the MS Purchase Agreement. As a result, (i) Levitt will not have any rights under the MS Purchase Agreement, and (ii) Levitt will not be subject to the provisions of the MS Purchase Agreement which required Morgan Stanley to vote its shares for management’s board slate.

     The Company did not enter into any agreements with Levitt in connection with Levitt’s acquisition of stock from Morgan Stanley and the Grace Sellers. Morgan Stanley has assigned to Levitt the rights which it had under a separate registration rights agreement dated August 14, 1998 with the Company to have the Company’s shares issued under the MS Purchase Agreement registered under the Securities Act of 1933.

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     On April 11, 2002, the Company’s Board of Directors decided to fill two vacancies on the Board and elected to the Company’s Board two representatives of Levitt, Alan B. Levan, the Chairman of the Board of Directors of Levitt and the Chairman of the Board of Directors, President and Chief Executive Officer of BBC, and John E. Abdo, President of Levitt and Vice Chairman of the Board of Directors of BBC. The Company has a classified Board of Directors. After giving effect to the resignations and elections described above, the members of the Board are classified as follows:

Class Whose Term Expires at the 2002 Annual Meeting

•	John E. Abdo

•	Ralph A. Foote

•	John Laguardia

Class Whose Term Expires at the 2003 Annual Meeting

•	Richard M. Kelleher

•	J. Larry Rutherford

Class Whose Term Expires at the 2004 Annual Meeting

•	George F. Donovan

•	Alan B. Levan

     Based on public filings made by Levitt and BCC, and Morgan Stanley and the Grace Sellers, the aggregate consideration paid (and to be paid) for the shares of the Company’s stock purchased from Morgan Stanley and the Grace Sellers was $41,176,471 and $12,174,860, respectively. Based on public filings made by Levitt, Levitt funded its acquisition of such shares from working capital and a $30 million loan from BBC.

     Portions of the information included herein are based on information contained in Schedule 13Ds filed with the Securities and Exchange Commission by Morgan Stanley, the Grace Sellers and Levitt and BBC. The Company has not independently verified and assumes no responsibility for any such information.

Item 7. Financial Statements, Pro Forma, Financial Information and Exhibits.

     (a)  Financial Statements of Business Acquired.

     Not Applicable.

     (b)  Proforma Financial Information.

     Not Applicable.

     (c)  Exhibits

     Not Applicable.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEGREEN CORPORATION

Date: April 25, 2002	By: /s/ John F. Chiste

John F. Chiste, Chief Financial Officer

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